Exhibit 10.4
QuikByte Software, Inc.
4400 Biscayne Boulevard, Suite 950
Miami, Florida 33137
Dr. Antonius Schuh
c/o Sorrento Therapeutics, Inc.
10054 Mesa Ridge Court, Suite 122
San Diego, CA 92121
Dear Toni,
QuikByte Software, Inc. (the “Company”) is pleased to offer you employment as the Chief Executive Officer of the Company, commencing as of the Effective Time, as defined in that certain Merger Agreement, dated as of July 14, 2009, by and among the Company, Sorrento Therapeutics, Inc., Sorrento Merger Corp., Inc., Stephen Zaniboni, an individual as the Stockholders’ Agent thereunder, and Glenn Halpryn, an individual as Parent Representative thereunder, for a term of three (3) years (the “Term”). Your duties and responsibilities will be those which are customary for a Chief Executive Officer of a publicly-traded company and you will report directly to the Board of Directors of the Company. In addition, while you are serving as the Chief Executive Officer of the Company, you shall also serve as the Chairman of the Board of Directors of the Company.
You will be entitled to receive an initial base salary of $250,000 per annum, to be paid semi-monthly in equal installments, less normally applicable payroll deductions. In addition, you will be eligible to participate in any cash-bonus program and stock option or other equity award plan of the Company in such amounts as the Board of Directors or Compensation Committee thereof, as appropriate, shall determine in its sole discretion. You will be entitled to paid vacation, holidays, group medical, accident and long-term disability insurance and other fringe benefits as the Company may make available to its other similarly situated senior executives.
In the event your employment with the Company is terminated prior to the end of the Term for any reason other than for “cause”, then concurrent with such termination, you will be entitled to receive (i) all compensation accrued, but unpaid, up to the date of termination, and (ii) severance in an amount equal to one year’s then base salary. In addition, the vesting of all stock options or other equity awards then held by you shall accelerate in full and shall be exercisable for a period of 90 days after any such termination. For purposes of this letter agreement, “cause” shall mean (i) any dishonesty by you that is intended to materially injure the business of the Company, (ii) conviction of you of any felony, or (iii) any wanton or willful dereliction of duties by you that are not cured after being provided with 30 days written notice.
We look forward to having you as the new Chief Executive Officer of the Company.

Sincerely,	Accepted and agreed:

/s/ Glenn L. Halpryn Glenn L. Halpryn	/s/ Antonius Schuh Antonius Schuh
Chairman of the Board of Directors	Date: September 18, 2009